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                                                                      Exhibit 10


                           NOBLE DRILLING CORPORATION
                            SHORT TERM INCENTIVE PLAN

                              Revised: April 1998*



PURPOSE

         The success of Noble Drilling Corporation ("Noble Drilling") and its subsidiaries (collectively, unless the context otherwise requires, the "Company") is a result of the collective efforts of all employees. Each position within the Company has the ability to make a positive contribution to key factors in increasing shareholder value. Those factors can be quantified and measured through achieving EVA(R)1 targets

         In order to focus each employee's attention on available opportunities to increase revenues, control costs and seek out profitable ventures, the Company maintains a bonus program that rewards employees for successful achievement of specific goals. The objective of the program is to more closely link incentive awards to the creation of wealth and promote a culture of performance and ownership. To be successful, an incentive plan must align employee interests with those of owners and motivate and influence behavior.

PARTICIPATION AND ELIGIBILITY

         The bonus plan covers all full-time employees in salary classifications 18 and higher who have completed one year of service at the close of the bonus plan year, which will be a calendar year. The bonus earned by employees with less than two full years of service will be adjusted based upon the number of full months employed compared to twenty-four months. Additionally, no bonus payments will be made for a partial year of service. Eligibility will be determined from the employee roster at close of the bonus plan year and employees must be actively employed with the Company on the day which bonus payments are made to receive a bonus payment.





*Established 1977


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1 EVA(R) is a registered trademark of Stern Stewart & Co.


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TARGET BONUS

         The target bonus amount shall be determined on an aggregate basis for each operating hemisphere and area. The target bonus shall be the base salary at year-end of eligible employees multiplied times the appropriate percentage factor assigned to the salary classification.

         In regard to the EVA related goal, the Plan pays a Target Bonus for achieving the EVA target. The Target Bonus provides a link between pay and performance, acting as a competitive labor market benchmark. Salary classifications and target bonus factors are as follows:

         Salary Classification(2)                                  Target Factor
         ---------------------                                     -------------
          18N through 19N                                               10%
          20N through 23N(3)                                            15%
          24N through 25N                                               25%
          26N through 27N                                               30%
          28N through 32N                                               35%
          30C through 32C                                               45%
          33C through 36C                                               55%
          37C                                                           75%

GOALS

         At the end of each year, the total bonus pool will be determined by the Board of Directors, considering target bonus levels, the Board's assessment of overall company results, and attainment of specific, predetermined corporate, hemisphere or area goals. Goals in the following categories will be recommended each year by the Chief Executive Officer of Noble Drilling Corporation and approved by the Board of Directors for the Corporation and for each hemisphere and operating area. The percentage weighting assigned to each goal shall be as follows subject to annual review by the Board of Directors.

         Corporate Goals                                               Assigned Weight
         ---------------                                               ---------------
         1.       Total shareholder return                                      50%
         2.       Achieve EVA targets                                           50%



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(2) The salary classification system will be revised prior to year end 1998.
(3) Rig Managers in all divisions, except the U.K. platform operation, will be in a 10% bonus category. Platform Superintendents and Rig Managers in the U.K. will be in a special 5% bonus category.



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

         Hemisphere Goal Calculation

         1.       Total shareholder return                                      50%
         2.       Achieve EVA targets                                           50%


         Area Goals                                                      Assigned Weight
         ----------                                                      ---------------
         (Gulf Coast Marine, India, Qatar, Venezuela,
           Nigeria, North Sea and Brazil)

         1.       Achieve EVA targets                                           30%
         2.       Budgeted capital expenditures                                 30%
         3        Safety results                                                20%
         4        Rig maintenance                                               20%


         Hibernia and Triton Goals                                     Assigned Weight
         -------------------------                                     ---------------
         1.       Achieve EVA targets                                        80%
         2.       Safety results                                             20%


         The goal weighting percentage will be used in measuring overall performance, considering measurement of actual results measured against the goal for each factor. The adjustment to the goal weighting will be based upon the following schedule.


         Goal Achievement Range                                        Adjustment Factor
         ----------------------                                        -----------------
         Greater than 135%                                                     2.00
         126--135%                                                             1.75
         116--125%                                                             1.50
         106--115%                                                             1.25
          96--105%                                                             1.00
          86-- 95%                                                              .75
          76-- 85%                                                              .50
         Less than 75%                                                          .00


BONUS ALLOCATION

         All employees in salary classifications 18N through 37C shall receive a bonus (assuming a bonus is payable) as calculated using the target bonus times the applicable multiplier. The remaining bonus pool shall be allocated to eligible employees within the hemispheres, areas or departments based upon merit. Hemisphere Managing Directors, Area Managers and department heads shall submit the allocated bonus listing to the Chief Executive Officer of Noble Drilling for


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review and approval. All bonus calculations, allocations and recommendations are subject to review and approval by the Compensation Committee of the Board of Directors. The Committee and the Chief Executive Officer have the ability to adjust individual bonus calculations as deemed to be appropriate for any reason.

GOAL FLEXIBILITY

         It is intended that the total bonus pool will reflect the best judgment of the Board of Directors in determining overall Company performance for the year. In determining overall Company performance, the Board will consider the Company's performance in relation to the pre-determined goals and market conditions. It is expected that the Company will prepare budgets and forecasts in October or November of the plan year. If such budgets have substantially changed due to subsequent events, then the Chief Executive Officer of Noble Drilling Corporation shall, at his discretion, submit revised goals to the Board of Director of Noble Drilling for its approval. Revisions(s) to the goals can be considered.

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